FNCB REPORTS CASH DIVIDEND

The Board of Directors of First National Community Bancorp declared a second quarter dividend of 12 cents per share, payable June 15th to shareholders of record on May 31, 2007. The payment represents a 9% increase over the cash dividend paid in the second quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from eighteen offices located throughout Lackawanna, Luzerne, Monroe and Wayne counties.